Exhibit 99.2

FOR IMMEDIATE RELEASE Guardion Health Sciences, Inc. 15150 Avenue of Science, Ste. 200 San Diego, CA 92128 Ph 858.605.9055; Fax 858.630.5543 www.guardionhealth.com

Guardion Health Sciences, Inc. Announces Closing of Initial Public Offering

San Diego, CA – April 9, 2019 – Guardion Health Sciences Inc. (“Guardion”) (Nasdaq: GHSI), an ocular health sciences and technologies company that develops, formulates and distributes condition-specific medical foods and testing technologies supported by evidence-based protocols, today announced that it closed its initial public offering of 1,250,000 shares of its common stock at a public offering price of $4.00 per share for total gross proceeds of $5.0 million, before deducting underwriting discounts and commissions and other offering costs and expenses payable by Guardion. In addition, Guardion has granted the underwriters a 45-day option to purchase up to 187,500 additional shares of common stock at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

The shares began trading on the Nasdaq Capital Market on Friday, April 5, 2019, under the symbol “GHSI.”

WallachBeth Capital, LLC acted as the lead manager for the IPO and WestPark Capital, Inc. acted as co-manager.

About Guardion Health Sciences, Inc.

Guardion is an ocular health sciences company that develops, formulates and distributes condition-specific medical foods supported by evidence-based protocols, with an initial medical food product that addresses a depleted macular protective pigment, a known risk factor for age-related macular degeneration (“AMD”), and a significant component of functional vision performance. Guardion Health Sciences, Inc. has also developed a proprietary medical device, the MapcatSF®, which accurately measures the macular pigment density, therefore providing the only two-pronged evidence-based protocol for the treatment of a depleted macular protective pigment.

About VectorVision®

VectorVision® specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing. Its patented standardization system provides the practitioner or researcher the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision®’s CSV-1000 device is considered the standard of care for clinical trials. VectorVision® is a wholly-owned subsidiary of Guardion.

About WallachBeth Capital, LLC

WallachBeth Capital offers a robust range of capital markets and investment banking services to the healthcare community, connecting corporate clients with leading institutions, creating value for both issuers and investors. The firm is a leading provider of institutional execution services, offering clients a full spectrum of solutions to help them navigate increasingly complex markets. WallachBeth's expertise includes ETF, equity and derivative trading. Operating on a fully disclosed, agency-only basis, the firm is committed to facilitating all client needs with transparency and integrity. The firm's website is located at www.wallachbeth.com.

About WestPark Capital

WestPark Capital is a full-service investment bank focused on emerging growth sectors such as healthcare, software, technology, biotechnology, financial services, manufacturing, consumer products, media and telecom industries, among other categories. WestPark Capital provides a comprehensive range of corporate finance services, including initial public offerings, follow-on offerings, private placements, SIPOs and corporate finance advisory services. Additional information about WestPark Capital is available at www.wpcapital.com or at info@wpcapital.com.

A registration statement relating to the shares of common stock sold in this offering was declared effective by the Securities and Exchange Commission (the “SEC”) on April 4, 2019. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained on the SEC’s website, www.sec.gov, or by contacting WallachBeth Capital, LLC, Attention: Capital Markets, Harborside Financial Center Plaza 5, 185 Hudson Street, Ste 1410, Jersey City NJ 07311, by telephone at 646-998-7606, or by email at cap-mkts@wallachbeth.com.

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan and its ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s registration statement filed with the SEC, which is available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:	Investor Relations Contact:

Michael Favish	Matthew Abenante

Chief Executive Officer	Porter, LeVay & Rose

Telephone: (858) 605-9055 x 201	Telephone: (212) 564-4700

E-mail: mfavish@guardionhealth.com	E-mail: matthew@plrinvest.com